    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 1999

                                                     REGISTRATION NO. 333-_____.

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 DSP GROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        Delaware                                        94-2683643
(STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                              3120 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 986-4300

   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL EXECUTIVE
                                    OFFICES)

                                   IGAL KOHAVI
                              CHAIRMAN OF THE BOARD
                                 DSP GROUP, INC.
                              3120 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 986-4300

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:

                                BRUCE MANN, ESQ.
                             Morrison & Foerster LLP
                                425 Market Street
                      San Francisco, California 94105-2482
                                 (415) 268-7000

    -----------------------------------------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:


================================================================================================================

                         CALCULATION OF REGISTRATION FEE

------------------------------ ----------------- ---------------------- ---------------------- -----------------
     TITLE OF SHARES               AMOUNT          PROPOSED MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
          TO BE                     TO BE          AGGREGATE PRICE              AGGREGATE         REGISTRATION
        REGISTERED                REGISTERED           PER SHARE             OFFERING PRICE           FEE
------------------------------ ----------------- ---------------------- ---------------------- -----------------
Common Stock, $0.001

  par value ..............      2,300,000 shares      $65.69 (1)           $151,087,000 (1)       $42,002.19
------------------------------ ----------------- ---------------------- ---------------------- -----------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low sales prices of the registrant's Common Stock, as reported on the Nasdaq National Market on November 26, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                 Subject to Completion, dated November 29, 1999

PROSPECTUS

                                2,300,000 SHARES
                                 DSP GROUP, INC.
                                  COMMON STOCK

    This prospectus relates to the sale of up to approximately 2,300,000 shares of our common stock offered for the account of Magnum Technology, Ltd. or any of its subsidiaries or pledgees. We refer to Magnum Technology, Ltd., and any of its subsidiaries or pledgees, in this prospectus as the selling stockholder. We are registering the sale of these shares of common stock to provide the selling stockholder with freely tradable securities, but this registration does not necessarily mean that the selling stockholder will offer or sell the shares.

    We are filing the registration statement of which this prospectus is a part pursuant to the terms of a registration rights agreement which we entered into with the selling stockholder. We will not receive any proceeds from the sale of the shares by the selling stockholder. We have agreed to pay all registration expenses.

    Our common stock is listed on the Nasdaq National Market under the symbol "DSPG." On November 24, 1999, the last reported sales price of our common stock was $66.875 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The selling stockholder from time to time may offer and sell the shares it holds through agents or broker-dealers, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

    The selling stockholder and any agents or broker-dealers that participate with the selling stockholder in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any such persons, and any profit on the resale of the shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Also, there are certain indemnification arrangements between us and the selling stockholder.

                      The date of this prospectus is , 1999

------------------------------------------------------------------------------
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY
APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN
ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                             PAGE
Forward Looking Statements.....................................................................................4
The Company....................................................................................................5
Risk Factors...................................................................................................6
Use of Proceeds...............................................................................................11
Description of Capital Stock..................................................................................11
Shares Available for Future Sale..............................................................................12
Registration Rights...........................................................................................13
The Selling Stockholder.......................................................................................13
Plan of Distribution..........................................................................................14
Experts.......................................................................................................14
Legal Matters.................................................................................................15
Where You Can Find More Information About DSP Group...........................................................15
Incorporation of Certain Documents by Reference...............................................................16

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains certain forward-looking statements that are based on the beliefs of, and estimates made by, and information currently available to, our management. These statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in "Risk Factors" and elsewhere in this prospectus.

                                   THE COMPANY

    DSP Group develops and markets products and technologies that perform digital signal processing - the electronic manipulation of digitized speech and other digital signals including sound, video and other analog signals which have been converted to digital form. DSP Group's products are used in a wide variety of telephony and other communications devices to enhance the functionality of these devices.

    Digital speech technology provides several advantages over analog speech technology, including higher levels of speech compression - the temporary coding of speech data in a way that saves storage space or transmission time - and greater ability to process and manipulate data. In addition, digital speech products that use programmable digital signal processors can be developed faster than analog speech products, which require dedicated analog hardware. As a result, digital speech technology is widely incorporated today in telephone answering devices and many other types of telephony and communications products. Digital speech technology also enables a new generation of products to transmit live speech over data networks and perform audio and video conferencing over standard telephone lines.

    Our work in the field of digital speech and digital signal processing has yielded three synergistic product families:

                  - SPEECH AND TELEPHONY PROCESSORS--integrated circuit devices that process digitized speech and other digital signals.

                  - DSP CORES--proprietary architectures for central processing units that, when combined with other circuits such as memory and input/output circuits, form a complete circuit design for speech and telephony processors.

                  - TRUESPEECH-Registered Trademark- --a family of proprietary speech compression algorithms.

    In addition, we entered the cordless telephony business in the first quarter of 1999 by acquiring two integrated groups of engineers who specialize in the design of integrated circuits for wireless communication. We also acquired technology, products and intellectual property related to certain wireless communications products.

    This prospectus contains registered trademarks and trademarks of DSP Group. Products or service names of other companies mentioned in this prospectus may be registered trademarks or trademarks of their respective owners. Information contained on our Web site, www.dspg.com, will not be deemed to be part of this prospectus.


    Our common stock is listed on the Nasdaq National Market under the symbol "DSPG." Our executive offices are located at 3120 Scott Boulevard, Santa Clara, CA 95054, and our telephone number is (408) 986-4300.

                                  RISK FACTORS

    YOU SHOULD BE AWARE THAT PURCHASING OR OWNING SHARES OF OUR COMMON STOCK INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE YOU DECIDE TO PURCHASE SHARES.

  OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

    Our quarterly results of operations may vary significantly in the future for a variety of reasons, including the following:

                  -   fluctuations in volume and timing of product orders;

                  -   timing of recognition of license fees;

                  -   level of per unit royalties;

                  - changes in demand for our products due to seasonal customer buying patterns and other factors;

                  - timing of new product introductions by us or our customers, licensees or competitors;

                  -   changes in the mix of products sold by us;

                  - fluctuations in the level of sales by original equipment manufacturers and other vendors of products incorporating our products; and

                  - general economic conditions, including the changing economic conditions in Asia.

    Each of the above factors is difficult to forecast and thus could harm our business, financial condition and results of operations. Through 1999, we expect that revenues from our DSP core designs and TrueSpeech algorithms will be derived primarily from license fees rather than per unit royalties. The uncertain timing of these license fees has caused, and may continue to cause, quarterly fluctuations in our operating results. Our per unit royalties from licenses are dependent upon the success of our third-party licensees in introducing products utilizing our technology and the success of those third-party products in the marketplace. Per unit royalties from TrueSpeech licensees have not been significant to date.

OUR AVERAGE SELLING PRICES CONTINUE TO DECLINE

    We have experienced a decrease in the average selling prices of our digital telephone answering device speech processors, but have to date been able to offset this decrease on an annual basis through manufacturing cost reductions and the introduction of new products with higher performance. However, we cannot guarantee that our on-going efforts will be successful or that we will keep pace with the anticipated, continuing decline in average selling prices.

WE DEPEND ON THE DIGITAL TELEPHONE ANSWERING DEVICE MARKET WHICH IS HIGHLY COMPETITIVE

    Sales of digital telephone answering device products comprise a substantial portion of our product sales. Any adverse change in the digital telephone answering device market or in our ability to compete and maintain our position in that market would harm our business, financial condition and results of operations. The digital telephone answering device market and the markets for our products in general are extremely competitive and we expect that competition will only increase. Our existing and potential competitors in each of our markets include large and emerging domestic and foreign companies, many of which have significantly greater financial, technical, manufacturing, marketing, sale and distribution resources, and management expertise than we do. It is possible that we may one day be unable to respond to increased price competition for telephone answering device speech processors or other products through the introduction of new products or reductions of manufacturing costs. This inability would have a material adverse effect on our business, financial condition and results of operations. Likewise, any significant delays by us in developing, manufacturing or shipping new or enhanced products would also have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON INDEPENDENT FOUNDRIES TO MANUFACTURE OUR INTEGRATED CIRCUIT
PRODUCTS

    All of our integrated circuit products are manufactured by independent foundries. While these foundries have been able to adequately meet the demands of our increasing business, we are and will continue to be dependent upon these foundries to achieve acceptable manufacturing yields, quality levels and costs, and to allocate to us a sufficient portion of foundry capacity to meet our needs in a timely manner. To meet our increased wafer requirements, we have added additional independent foundries to manufacture our digital telephone answering device speech processors. Our revenues could be harmed should any of these foundries fail to meet our request for products due to a shortage of production capacity, process difficulties, low yield rates or financial instability. For example, due to the recent earthquake in Taiwan, foundries that produce wafers were damaged and temporarily shut down, resulting in a loss or destruction of a portion of the wafer supply. While the effects of this earthquake were not material to our business, additional earthquakes, aftershocks or other natural disasters in Asia, could preclude us from obtaining an adequate supply of wafers to fill customer orders and could harm our business, financial condition, and results of operations.

WE DEPEND ON INTERNATIONAL OPERATIONS, PARTICULARLY IN ISRAEL

    We are dependent on sales to customers outside the United States. We expect that international sales will continue to account for the majority of our net product and license sales for the foreseeable future. As a result, the occurrence of any negative international political, economic or geographic events could result in significant revenue shortfalls. These shortfalls could cause our business, financial condition and results of operations to be harmed. Some of the risks of doing business internationally include:

                  -   unexpected changes in regulatory requirements;

                  -   fluctuations in the exchange rate for the U.S. dollar;

                  -   imposition of tariffs and other barriers and restrictions;

                  -   burdens of complying with a variety of foreign laws;

                  -   political and economic instability; and

                  -   changes in diplomatic and trade relationships.

    In particular, our principal research and development facilities are located in the State of Israel and, as a result, at September 30, 1999, 111 of our 147 employees were located in Israel, including 77 out of 89 of our research and development personnel. In addition, although DSP Group is incorporated in Delaware, a majority of our directors and executive officers are residents of Israel. Therefore, we are directly affected by the political, economic and military conditions to which Israel is subject.

    Moreover, many of our expenses in Israel are paid in Israeli currency which subjects us to the risks of foreign currency fluctuations and to economic pressures resulting from Israel's generally high rate of inflation. The rate of inflation in Israel was 0.9% for the nine months ended September 30, 1999 and 4.0% for the nine months ended September 30, 1998. While substantially all of our sales and expenses are denominated in United States dollars, a portion of our expenses is denominated in Israeli shekels. Our primary expenses paid in Israeli currency are employee salaries and lease payments on our Israeli facilities. As a result, an increase in the value of Israeli currency in comparison to the United States dollar could increase the cost of technology development, research and development expenses and general and administrative expenses. We cannot assure you that currency fluctuations, changes in the rate of inflation in Israel or any of the other factors mentioned above will not have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON ORIGINAL EQUIPMENT MANUFACTURERS AND THEIR SUPPLIERS TO OBTAIN REQUIRED COMPLEMENTARY COMPONENTS

    Some of the raw materials, components and subassemblies included in the products manufactured by our third-party customers, which also incorporate our products, are obtained from a limited group of suppliers. Supply disruptions, shortages or termination of any of these sources could have an adverse effect on our business and results of operations due to the delay or discontinuance of orders for our products by customers until those necessary components are available.

WE DEPEND UPON THE ADOPTION OF INDUSTRY STANDARDS BASED ON TRUESPEECH

    Our prospects are partially dependent upon the establishment of industry standards for digital speech compression based on TrueSpeech algorithms in the computer telephony and Voice over Internet protocol - which is the protocol that is used to route a data packet from its source to its destination over the Internet - markets. The continuing development of industry standards utilizing TrueSpeech algorithms would create an opportunity for us to develop and market speech co-processors that provide TrueSpeech solutions and enhance the performance and functionality of products incorporating these co-processors.

    In February 1995, the International Telecommunications Union established G.723.1, which is predominately composed of a TrueSpeech algorithm, as the standard speech compression technology for use in video conferencing over public telephone lines. In March 1997, the International Multimedia Teleconferencing Consortium, a nonprofit industry group, recommended the use of G.723.1 as the default audio coder for all voice transmissions over the Internet or for Internet protocol applications for H.323 conferencing products.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY

    DSP Group has pursued, and will continue to pursue, growth opportunities through internal development and acquisition of complementary businesses, products and technologies. We are unable to predict whether or when any prospective acquisition will be completed. The process of integrating an acquired business may be prolonged due to unforeseen difficulties and may require a disproportionate amount of our resources and management's attention. We cannot assure you that we will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations or expand into new markets. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as the existing business of DSP Group or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations. Future acquisitions may require substantial capital resources, which may require us to seek additional debt or equity financing.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED AND WE RISK INFRINGING THE
    RIGHTS OF OTHERS

   As is typical in the semiconductor industry, we have been and may from time to time be notified of claims that we may be infringing patents or intellectual property rights owned by third parties. For example, AT&T has asserted that G.723.1, which is primarily composed of a TrueSpeech algorithm, includes certain elements covered by patents held by AT&T, and has requested that video conferencing manufacturers license the technology from AT&T. Other organizations, including Lucent Microelectronics, Nippon Telegraph and Telephone Corporation and VoiceCraft, have raised public claims that they also have patents related to the G.723.1 technology.

    If it appears necessary or desirable, we may try to obtain licenses for those patents or intellectual property rights that we are allegedly infringing. Although holders of these types of intellectual property rights commonly offer these licenses, we cannot assure that licenses will be offered or that terms of any offered licenses will be acceptable to us. Our failure to obtain a license for key intellectual property rights from a third-party for technology used by us could cause us to incur substantial liabilities and to suspend the manufacturing of products utilizing the technology. We believe that the ultimate resolution of these matters will not harm our financial position, results of operations, or cash flows.

WE MAY HAVE YEAR 2000 READINESS ISSUES.

    We may discover Year 2000 readiness problems in our information technology and non-information technology systems that will require substantial revision. If we cannot fix or replace these systems before January 1, 2000, our operating costs could be increased and we could experience business interruptions which could harm our business.

    Furthermore, the Year 2000 problem may impact other entities with which we transact business, including suppliers, primary processing vendors and customers, and we cannot predict the effect of the Year 2000 problem on these entities or the resulting effect on us. As a result, if preventative and/or corrective actions mainly by those with which we do business are not made in a timely manner, the Year 2000 issue could harm our business, financial condition and results of operations.

OUR STOCK PRICE MAY BE VOLATILE.

    Announcements of developments related to our business, announcements by competitors, quarterly fluctuations in our financial results, changes in the general conditions of the highly dynamic industry in which we compete or the national economies in which we do business, and other factors could cause the price of our common stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These factors and fluctuations could have a material adverse effect on the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW EQUITY OFFERINGS.

    We cannot predict the effect, if any, that future sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock and materially impair our future ability to raise capital through an offering of equity securities.

                                 USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares by the selling stockholder but have agreed to bear all expenses of registration of the shares under federal and state securities laws. See "Plan of Distribution."


                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

    Our authorized capital stock consists of 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of November 15, 1999, there were 12,638,205 shares of common stock outstanding and no shares of preferred stock outstanding.

    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board out of funds that are legally available. In the event of a liquidation, dissolution or winding up of DSP Group, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of preferences of any outstanding shares of preferred stock, if any. Holders of our common stock have no preemptive rights or rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock which we may issue in the future.

    The board has the authority to issue from time to time up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences -- any or all of which may be greater than the rights of the common stock -- and the number of shares constituting each such series, without any further vote or action by our stockholders.

    Certain features of our capital stock may have the effect of delaying or preventing a change in control of DSP Group. See "-- Anti-Takeover Provisions."

ANTI-TAKEOVER PROVISIONS

    DELAWARE TAKEOVER STATUTE

    As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended from time to time.
Section 203 provides, with certain exceptions, that a publicly-held corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers, and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

    A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. Section 203 could have the effect of delaying, deterring or preventing a future takeover or change in control of DSP Group. It also may render the removal of directors and management more difficult.

    In addition, our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and of the policies formulated by our board which may discourage a future unsolicited takeover of DSP Group. These provisions also may have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of DSP Group, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

    CERTIFICATE OF INCORPORATION AND BYLAWS

    Certain provisions of our certificate of incorporation and bylaws could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change of control of DSP Group.

    STOCKHOLDERS' RIGHTS AGREEMENT

    In June 1997, DSP Group adopted a Stockholders' Rights Agreement pursuant to which one preferred share purchase right -- which we refer to in this prospectus as a Right -- was distributed for each outstanding share of common stock. Each Right entitles stockholders to buy one one-thousandth of a share of Series A preferred stock at a purchase price of $70.00 upon certain events. The Rights expire on June 5, 2007, unless earlier redeemed by us.

    The Rights become exercisable if a person acquires 15% or more of our common stock or announces a tender offer that would result in such person owning 15% or more of our common stock, other than a person who has reported or is required to report beneficial ownership of our common stock on Schedule 13G under the Securities Exchange Act of 1934 with respect to whom the threshold is 20%. However, we entered into a waiver with the selling stockholder to allow the selling stockholder its present holdings of our common stock without the Rights becoming exercisable. In the event the Rights become exercisable, the holder of each Right, other than the person whose acquisition triggered the exercisability of the Rights, will be entitled to purchase, at the Right's then-current exercise price, a number of shares of our common stock having a market value of twice the exercise price. In addition, if we were to be acquired in a merger or business combination after the Rights became exercisable, each Right will entitle its holder to purchase, at the Right's then-current exercise price, stock of the acquiring company having a market value of twice the exercise price. The Rights are redeemable by us at a price of $.01 per Right at any time within ten days after a person has acquired 15%, or 20% in the case of a
Schedule 13G filer, or more of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

    As of November 15, 1999, we had 12,638,205 shares of common stock outstanding. There are approximately 2,923,757 shares of common stock reserved for issuance under our stock option plans.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated in accordance with the Rule, who has beneficially owned his or her shares for at least one year, as well as any persons who may be deemed "affiliates" of DSP Group, as defined in the Securities Act, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of DSP Group is entitled to sell such shares under Rule 144 without regard to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

    No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, including shares issued upon the exercise of options, or the perception that such sales could occur, could adversely affect prevailing market price of the shares.

                               REGISTRATION RIGHTS

    We have filed a registration statement on form S-3 of which this prospectus is a part pursuant to our obligations with respect to the shares of common stock held by the selling stockholder under the registration rights agreement, dated February 2, 1999, which we entered into with the selling stockholder. The following summary does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement.

    Under the registration rights agreement, we agreed to file a registration statement under the Securities Act to provide for the resale of the shares of common stock purchased by the selling stockholder pursuant to a stock purchase agreement, dated February 2, 1999. We agreed to bear the expenses of satisfying the registration requirements resulting from the registration rights agreement, including without limitation, all federal and blue sky registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for DSP Group and fees and disbursements of counsel for the selling stockholder. These expenses, however, will not include any underwriters' or brokers' fees, discounts and commissions. Registration of such shares does not necessarily mean that any of such shares will be offered and sold by the selling stockholder.

                             THE SELLING STOCKHOLDER

    The selling stockholder beneficially owns an aggregate of 2,896,500 shares of our common stock - representing approximately 23% of our outstanding common stock as of November 15, 1999 - of which 2,300,000 shares are "restricted" securities and were purchased pursuant to the stock purchase agreement referred to above, and 596,500 shares were purchased on the open market. The 2,300,000 shares of our common stock may be offered for sale from time to time by the selling stockholder after the effective date of this registration statement. As the selling stockholder may sell all, or some or none of the 2,300,000 shares, no estimate can be made of the aggregate number of shares of common stock that are to be offered or that will be owned by the selling stockholder upon completion of this offering.

                              PLAN OF DISTRIBUTION

    This prospectus relates to the offer and sale from time to time by the selling stockholder of up to 2,300,000 shares of our common stock.

    The selling stockholder will act independently of DSP Group in making decisions with respect to its sale of such shares.

    The selling stockholder may sell or distribute some or all of the 2,300,000 shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions, which may involve block transactions, on Nasdaq, privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the selling stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, and if they act as agent for the purchaser of such shares, from such purchaser. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales.

    The selling stockholder and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither DSP Group nor the selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholder and any underwriter, broker, dealer or other agent relating to the sale or distribution of the 2,300,000 shares.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the 2,300,000 shares may not simultaneously engage in market activities with respect to our common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7 which provisions may limit the timing of purchases and sales of any of such shares by the selling stockholder. All of the foregoing may affect the marketability of our common stock.

    We will pay all of the expenses incident to this offering of the 2,300,000 shares by the selling shareholder to the public, other than commissions and discounts of underwriters, brokers, dealers or agents.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered pursuant to this prospectus will be passed upon for DSP Group by Morrison & Foerster LLP, San Francisco, California.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT DSP GROUP

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the

Securities and Exchange Commission at the its public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a Web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    Our common stock is listed on the Nasdaq National Market under the symbol "DSPG," and our filings with the Securities and Exchange Commission also can be read and obtained at the following Nasdaq address:

                             The Nasdaq Stock Market
                                 Reports Section
                               1735 K Street, N.W.
                             Washington, D.C. 20006

    We have filed a registration statement on form S-3 of which this prospectus is a part and related exhibits and schedules with the Securities and Exchange Commission under the Securities Act. The registration statement contains additional information about us and the common stock being offered. You may view the registration statement and exhibits on the Securities and Exchange Commission's Web site. Also, you may inspect the registration statement, including the exhibits and schedules, without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces that information.

    The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission and are incorporated by reference in this prospectus:

      a. Our annual report on Form 10-K for the year ended December 31, 1998;

      b. Our quarterly report on Form 10-Q for the three months ended March 31, 1999;

      c. Our quarterly report on Form 10-Q for the three months ended June 30, 1999;

      d. Our quarterly report on Form 10-Q for the three months ended September 30, 1999;

      e. The description of our common stock contained in our registration statement on Form 8-A; and

      f. Our proxy statement on Form 14A filed with the Securities and Exchange Commission on June 21, 1999.

    In addition, we incorporate by reference all documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

    To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in the documents, call or write to the Secretary, Moshe Zelnik, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, CA 95054, telephone number (408) 986-4300.

    You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of these documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of the securities being registered:

         Securities and Exchange Commission Filing Fee............ $42,002.19
         Legal Fees and Expenses*.................................     10,000
         Accounting Fees and Expenses*............................     10,000
         Printing and Engraving Fees*.............................      5,000
         Miscellaneous*...........................................     997.81
         Total.................................................... $   68,000

-------------------
    *Estimated pursuant to instruction to Item 511 of Regulation S-K.

    ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

    The registrant's Restated Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the registrant or who had agreed at the request of the registrant's Board of Directors or an officer of the registrant to serve as an employee or agent of the registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the registrant to the full extent permitted by the DGCL or any other applicable laws. Such Restated Certificate of Incorporation also provides that the registrant may enter into one or more agreements with any person which provide for indemnification greater than or different from that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

    The registrant's Bylaws provide that the registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the registrant or any predecessor of the registrant or serves or served any other enterprise as a director, officer or employee at the request of the registrant or any predecessor of the registrant.

    The registrant has entered into indemnification agreements with its directors and certain of its officers. In addition, the registration rights agreement between the registrant and the selling shareholder provides for cross indemnification for certain liabilities under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal or state law.

    The registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

    See also the undertakings set out in response to Item 17 herein.

ITEM 16.   EXHIBITS

     EXHIBIT
       NO.                        EXHIBIT
     -------                      -------
       5.1          Opinion of Morrison & Foerster LLP
       23.1         Consent of Ernst & Young LLP, independent auditors
       23.2         Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
       24.1         Power of Attorney (included on signature page hereto)

ITEM 17.  UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (e) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on November 29, 1999.

                                               DSP GROUP, INC.

                                               By:  /s/ Igal Kohavi
                                                   --------------------------
                                                       Igal Kohavi
                                                       Chairman of the Board


                                POWER OF ATTORNEY

    The undersigned hereby constitutes and appoints Igal Kohavi and Eliyahu Ayalon as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this registration statement on form S-3, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement on form S-3 has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                         TITLE                                                DATE
     /s/ Igal Kohavi
     ------------------                Chairman of the Board                                November 29, 1999
     Igal Kohavi

     /s/ Eliyahu Ayalon
     ------------------                President, Chief Executive Officer and Director      November 29, 1999
     Eliyahu Ayalon

     /s/ Moshe Zelnik                  Vice President of Finance, Chief Financial
     ------------------                Officer and Secretary                                November 29, 1999
     Moshe Zelnik


     ------------------                Director
     Zvi Limon


                                       II-5


     /s/ Yair Shamir
     ------------------                Director                                             November 29, 1999
     Yair Shamir


     ------------------                Director
     Saul Shani

     /s/ Patrick Tanguy
     ------------------                Director                                             November 29, 1999
     Patrick Tanguy

     /s/ Louis Silver
     ------------------                Director                                             November 29, 1999
     Louis Silver

                                               EXHIBIT INDEX

    EXHIBIT
    NUMBER                                       DESCRIPTION
-----------------       ----------------------------------------------------------------
      5.1               Opinion of Morrison & Foerster LLP
      23.1              Consent of Ernst & Young LLP, independent auditors
      23.2              Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
      24.1              Power of Attorney (included on signature page hereto)